Exhibit 8.1

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

May 31, 2013

Station Casinos LLC

1505 South Pavilion Center Drive

Las Vegas, NV 89135

Ladies and Gentlemen:

We have acted as special New York counsel to Station Casinos LLC (the “Company”) in connection with the filing of a registration statement under the Securities Act of 1933, as amended, (the “Act”), on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”) of up to $500,000,000 in aggregate principal amount of 7.50% Senior Notes due 2021 of the Company and the related guarantees to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 7.50% Senior Notes due 2021 and the related guarantees.

The statements set forth in the Registration Statement under the heading “Certain U.S. Federal Income Tax Considerations”, subject to the limitations and qualifications stated therein, insofar as such statements purport to summarize the U.S. federal income tax laws, regulations or legal conclusions referred to therein, fairly summarize in all material respects the matters described therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Respectfully Submitted,

/s/ Milbank, Tweed, Hadley & McCloy LLP